MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis should be read in conjunction with our historical financial statements and the related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See ‘‘Special Note Regarding Forward-Looking Statements.’’ Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in ‘‘Risk Factors’’ and elsewhere in this prospectus.

Overview

Our Business
We are a property and casualty insurance holding company incorporated in Delaware on October 2, 2012. In December 2012, we began providing property and casualty insurance to individuals in Louisiana through our wholly-owned subsidiary, Maison Insurance Company. Our insurance offerings currently include homeowners insurance, manufactured home insurance and dwelling fire insurance. We believe the Louisiana property and casualty insurance market has historically been underserved due to the unique weather-related risks in the region. We provide our policyholders with a selection of insurance products at competitive rates, while pursuing profitability using our selective underwriting criteria.
We currently derive all of our business from insuring properties located in Louisiana. Our focus on the Louisiana market is due, in part, to our management’s expertise and specialized knowledge of Louisiana’s homeowner insurance industry trends and demographics. We believe that our local market knowledge provides us with a competitive advantage in terms of marketing, underwriting, claims servicing and policyholder service. We also believe that there currently is a unique growth opportunity for smaller insurance companies like us in Louisiana. National insurers have been reducing and continue to reduce their exposures to personal property insurance in Louisiana, creating an opportunity for us to increase our market share in the full peril protection market and with respect to wind/hail-only exposures. Specifically, in recent years, some insurers in Louisiana have begun to write policies excluding the coverage of wind/hail, creating an opportunity for us to fill the gap for customers who need that coverage. Historically, Louisiana Citizens Property Insurance Company, or Citizens, which was created by the state of Louisiana has been the only option for wind/hail policies. In addition, Citizens itself has been affording state-approved insurance companies, like Maison Insurance, the opportunity to assume full peril protection and wind/hail-only policies written by Citizens.
We have an experienced management team led by Douglas N. Raucy, our President and Chief Executive Officer. Mr. Raucy has served in his current position since our founding in October 2012 and has more than 33 years of experience in the insurance industry. As a group, our executive officers have, on average, more than 35 years of experience in the property and casualty insurance industry, as well as long-standing relationships with agents and insurance regulators in Louisiana. Our management team will focus on underwriting and claims management, which we believe will enable us to achieve loss ratios that outperform industry averages.
We currently distribute our insurance policies through a network of more than 130 independent agents. These agents typically represent several insurance companies in order to provide various insurance product lines to their clients. We refer to policies we write through independent agents as voluntary policies.
As of December 31, 2013, we had total assets of $23.2 million and stockholders’ equity of $7.9 million. Our net loss was $0.7 million for the fiscal year ended December 31, 2013. As of December 31, 2013, we had approximately 11,500 policies in-force. Of the 11,500 policies in-force, approximately 52% were obtained from take-out policies from Citizens and approximately 48% were voluntary policies obtained from our independent agency force.

Relationship with KFSI
Prior to the completion of this Offering, we have been a wholly-owned subsidiary of KFSI. We were incorporated under the name Maison Insurance Holdings Inc. by KFSI to create a new homeowners’ insurance company. Immediately following this Offering and the conversion of the Preferred Shares as described herein, KFSI will own approximately 28.2% of our outstanding common stock (or 25.7% if the underwriters exercise their over-allotment option in full) but will no longer be responsible for funding our operations. KFSI is expected to be one of our largest stockholder after this Offering. We have entered into the Management Services Agreement with 1347 Advisors LLC, a wholly-owned subsidiary of KFSI and, upon the completion of this Offering, we will enter into the Transition Services Agreement with KFSI or an affiliate or subsidiary thereof.

Critical Accounting Policies and Estimates
General
We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions, and that reported results of operation will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. We believe the following policies are the most sensitive to estimates and judgments.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of these benefits until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.
Loss and Loss Adjustment Expense Reserves
Losses and loss adjustment expense reserves represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based upon experience. We currently have no discounted reserves.
We perform a continuing review of our losses and loss adjustment expense reserves, including our reserving techniques and the amount of reinsurance we have. The reserves are also reviewed regularly by a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries who meets the qualification standards set by the American Academy of Actuaries to issue statements of actuarial opinion regarding our financial statements. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to our results of operations and financial position in such period.
The liability for losses and loss adjustment expense, or LAE, represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims that have not yet been reported to Maison Insurance. The amount of loss reserves for reported claims is based primarily upon a case-by-case evaluation of the kind of risk involved, knowledge of the circumstances surrounding each claim and the insurance policy provisions relating to the type of loss. The amounts of loss reserves for unreported losses and LAE are determined using historical information by line of insurance as adjusted to current conditions. Inflation is ordinarily implicitly provided for in the reserving function through analysis of costs, trends and reviews of historical reserving results over multiple years.
Reserves are closely monitored and recalculated periodically using the most recent information on reported claims and a variety of actuarial techniques. Specifically, on a monthly basis, management reviews existing reserves, new claims, changes to existing case reserves, and paid losses with respect to the current and prior year. As we develop historical data regarding paid and incurred losses, we use this data to develop expected ultimate loss and loss adjustment expense amounts. We then compare these ultimate loss and loss adjustment expense amounts to earned premiums to derive a loss ratio for each line of business. We also consider other specific factors such as recent weather-related losses, trends in historical paid losses, and legal and judicial trends regarding liability. Since a significant portion of our business was from Citizens take-outs, we use the loss ratio method based on the expected loss ratio underlying Citizens’ rates, among other methods, to project an ultimate loss expectation, and then the related loss history must be regularly evaluated and loss expectations updated, with the possibility of variability from the initial estimate of ultimate losses.
When a claim is reported to us, our claims personnel establish a ‘‘case reserve’’ for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator. The estimated reserve includes the nature and value of the specific claim, the severity of injury or damage, location, and the policy provisions relating to the type of loss. Case reserves are adjusted by us as more information becomes available. It is our policy to settle each claim as expeditiously as possible.
We maintain incurred but not reported, or IBNR, reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our insurance company’s ultimate net liability for both reported and IBNR claims and then subtracting the case reserves and payments made to date for reported claims.
Loss Reserve Estimation Methods. We, and our consulting actuary, apply the following general methods in projecting loss and LAE reserves:

•	Reported loss development;

•	Paid loss development; and

•	Loss ratio methods, including Bornhuetter-Ferguson.

Description of Ultimate Loss Estimation Methods. The reported loss development method relies on the assumption that, at any given state of maturity, ultimate losses can be predicted by multiplying cumulative reported losses (paid losses plus case reserves) by a cumulative development factor. The validity of the results of this method depends on the stability of claim reporting and settlement rates, as well as the consistency of case reserve levels. Case reserves do not have to be adequately stated for this method to be effective; they only need to have a fairly consistent level of adequacy at all stages of maturity. We assume that our loss development patterns will be reasonably consistent with industry averages, and use industry-based factors to project the ultimate losses.
The paid loss development method is mechanically identical to the reported loss development method described above. The paid method does not rely on case reserves or claim reporting patterns in making projections.
The validity of the results from using a loss development approach can be affected by many conditions, such as internal claim department processing changes, a shift between single and multiple claim payments, legal changes, or variations in our mix of business from year to year. Also, since the percentage of losses paid for immature years is often low, development factors are volatile. A small variation in the number of claims paid can have a leveraging effect that can lead to significant changes in estimated ultimate values. Therefore, ultimate values for immature accident years are often based on alternative estimation techniques.
The loss ratio method uses the assumption that remaining unreported losses are a function of the total expected losses rather than a function of currently reported losses. The expected loss ratio is multiplied by earned premium to produce ultimate losses. Paid losses are then subtracted from this estimate to produce expected unreported losses.
The loss ratio method is most useful as an alternative to other models for immature accident years. For these immature years, the amounts reported or paid may be small and unstable, and therefore, not predictive of future development. Therefore, future development is assumed to follow an expected pattern that is supported by more stable historical data or by emerging trends. This method is also useful when changing reporting patterns or payment patterns distort the historical development of losses.
Currently, we calculate our estimated ultimate liability on a quarterly basis using the principles and procedures applicable to the lines of business written. However, because the establishment of loss reserves is an inherently uncertain process, we cannot be certain that ultimate losses will not exceed the established loss reserves and have a material adverse effect on our results of operations and financial condition. Changes in estimates, or differences between estimates and amounts ultimately paid, are reflected in the operating results of the period during which such adjustments are made.
Reinsurance
Reinsurance recoverables recorded with respect to insurance losses ceded to reinsurers under reinsurance contracts are also subject to estimation error. Ceding ratios are determined using actuarial assumptions, and therefore, are subject to the same uncertainties as reserves for losses and LAE. Additionally, estimates of reinsurance recoverables may prove uncollectible if the reinsurer is unable or unwilling to perform under the contract. The ceding of insurance does not legally discharge the ceding company from its primary liability to the policyholder for the full amount of the policies, and the ceding company is required to pay the loss and bear collection risk if the reinsurer fails to meet its obligation under the reinsurance agreement. We evaluate the balances due from reinsurance companies for collectability, and when in management’s opinion issues of collectability exist, establish an allowance for doubtful accounts. For information about the risks of non-collectability of reinsurance, see the risk factor entitled ‘‘We face a risk of non-collectability of reinsurance, which could materially and adversely affect our business, results of operations and/or financial condition.’’

Deferred Tax Assets and Liabilities
Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carry forwards. The deferred tax assets and liabilities are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The components of our deferred tax asset are primarily net operating losses and unearned premium reserves.
Realization of deferred tax assets depends upon our generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in the carryback period, generally two years.

Liquidity and Capital Resources
Our primary sources of cash flow include dividends from our subsidiaries, management fee from Maison Managers, and any future capital raising transactions that we may execute. The ability of our subsidiaries to pay us dividends directly impacts the liquidity available to us for the purposes of meeting our expenses and paying dividends to our stockholders. The primary cash flow sources for Maison Insurance are premiums and investment income, and primary cash outflows are claims payments and operating expenses. In the insurance industry, cash collected for premiums from policies written is invested, interest and dividends are earned thereon, and loss and settlement expenses are paid out over a period of years.
This period of time varies by the circumstances surrounding each claim. Additional cash outflow occurs through payments of underwriting costs such as commissions, taxes, payroll, and general overhead expenses.
Net cash provided by operating activities from our inception through the period ended December 31, 2013, was approximately $6.7 million, which consisted primarily of cash received from net written premiums less cash disbursed for losses and losses adjustment expenses and operating expenses. Net cash provided from investing activities of $1.5 million was primarily from the sale of a preferred stock holding, which was originally contributed by our parent company, Kingsway America Inc. net of our purchase of fixed maturity securities. Net cash provided by financing activities totaled $6.9 million from the initial capitalization and subsequent additional paid in capital.
Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in highly competitive markets. Such risks for us include, but are not limited to, the management of future growth. See the risk factor entitled ‘‘We have a limited operating history and it is difficult to predict our future growth and operating results.’’
To address these risks, we must, among other things, target an appropriate base of insureds, implement and successfully execute our business and marketing strategy, continually develop and upgrade our risk-control procedures, respond to competitive pressures, meet the needs of our customers and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and result of operations. In addition, there can be no assurance that our business will not be affected by risks or market conditions that we do not currently foresee.
We have tailored our investment policy in an effort to minimize risk in the current financial market, particularly the debt securities market. Therefore, we currently invest our excess cash in money market accounts or in certificates of deposit that mature in no more than twenty-four months. After the closing of the Offering, and periodically thereafter, we will review our investment policy in light of our then-current circumstances and available investment opportunities.
We classify our investment portfolio as available for sale; therefore, all investments are reported at fair market value, with unrealized gains and losses, net of tax, being reported as a component of stockholders’ equity. In the future we may alter our investment policy to include investments such as federal, state and municipal obligations, corporate bonds, preferred and common equity securities and real estate mortgages, as permitted by applicable law.
Our insurance subsidiary, Maison Insurance, requires liquidity and adequate capital to meet ongoing obligations to policyholders and claimants and to fund operating expenses. Adequate levels of liquidity and surplus are maintained to manage the risks inherent with any differences between the duration of our liabilities and invested assets. We believe that we maintain sufficient liquidity to pay Maison Insurance’s claims and fees to Maison Managers, as well as satisfy commitments in the event of unforeseen events such as reinsurer insolvencies, inadequate premium rates, or reserve deficiencies.
We maintain a comprehensive reinsurance program at levels management considers adequate to diversify risk and safeguard its financial position. To the extent that reinsurance costs cannot be passed on to our customers through our rates, our reinsurance program could have a negative impact on our liquidity.
Louisiana statutes provide that the ratio of net premium written to policyholders’ surplus for Maison Insurance should not exceed 4-to-1. The ratio of annual statutory net premium written by Maison Insurance to combined policyholders’ surplus was 1.7-to-1 as of December 31, 2013. Our current levels of policyholders’ surplus are adequate to support current premium writings based on this standard. We monitor premium and statutory surplus levels of Maison Insurance in an effort to ensure that the subsidiary maintains adequate premium to surplus ratios. Failure of Maison Insurance to maintain adequate levels of policyholders’ surplus could negatively impact our ability to write additional premiums.
In addition, regulators and rating agencies utilize a risk based capital, or RBC, test designed to measure the acceptable amount of surplus an insurer should maintain, based on specific inherent risks of each insurer. If we fail to meet the benchmark level, we may be subject to scrutiny by the LDOI which could potentially result in rehabilitation or liquidation. At December 31, 2013 the total adjusted capital of our insurance subsidiary exceeded the minimum level required under RBC. We continually monitor the RBC ratios and will implement strategies to maintain ratios above the regulatory minimums.
Market Risk
Market risk is the risk that we will incur losses due to adverse changes in interest and equity prices. Our primary market risk exposure in the investments portfolio is to changes in interest rates. Because the investments portfolio is comprised of primarily fixed maturity instruments that are usually held to maturity, periodic changes in interest rate levels generally impact our financial results to the extent that the investments are recorded at market value and reinvestment yields are different than the original yields on maturing instruments. During periods of rising interest rates, the market value of the existing fixed maturities will generally decrease. The reverse is true during periods of declining interest rates.

Credit Risk
Credit risk is a major factor in operating our business. We have established policies and procedures to evaluate our exposure, particularly with regard to our investment holdings, and our receivable balances from insureds and reinsurers. We review credit risk from a variety of sources, including credit risk from financial institutions, investment risk, counter-party risk from reinsurers, premium receivables, notes receivable and long-term investment assets, loss sensitive underwriting accounts and key vendor relationships.
We use specific criteria to judge the credit quality and liquidity of our investments in addition to a variety of credit rating services to monitor these criteria. We currently limit our credit exposure related to financial instruments by investing our excess cash in money market funds or in bank deposits that mature in no more than thirteen months. After the closing of the Offering, and periodically thereafter, we will review our investment policy in light of our then-current circumstances and available investment opportunities.
We are also exposed to credit risk on losses recoverable from reinsurers and premiums receivable from insureds. Downturns in one sector or market can adversely impact other sectors and may result in higher credit exposure. We do not use credit default swaps to mitigate our credit exposure from either investments or counterparties.
Results of Operations
Inception through the fiscal year ended December 31, 2013
From our inception on October 2, 2012 through December 31, 2013, we generated revenues of $5.5 million, of which $5.4 million was a result of net premiums earned. We generated an additional $0.1 million from dividend and other income.
From October 2, 2012 through December 31, 2013, we incurred a total of $6.8 million in losses and expenses for a net loss of $0.9 million. Net losses and loss adjustment expenses over this time were $2.9 million, of which approximately $2.3 million related to a single hail storm event during the first quarter of 2013, for which the Company recovered $1 million from its reinsurance program. We had a federal income tax benefit of $0.4 million.
Another significant portion of our total losses and expenses was the $2.5 million of general and administrative expenses related to management costs, including salaries, and outside professional service expenses, which were 45% of our total revenue over that time period. We expect that these expenses will continue to increase as we further expand our number of underwritten policies.
For the fiscal year ended December 31, 2012
From our inception on October 2, 2012 through December 31, 2012, we generated revenues of $0.4 million, which was almost entirely a result of net premiums earned, and less than $0.1 million was generated from dividend income for the period.
From October 2, 2012 through December 31, 2012, we incurred total losses and expenses of $0.5 million for a net loss of $0.1 million. The company had a federal income tax benefit of $0.1 million.
A significant portion of the total losses and expenses was the $0.5 million of general and administrative expenses related to management costs, including salaries, and outside professional service expenses, which were 132% of our total revenue over that time period.
For the fiscal year ended December 31, 2013
For the fiscal year ended December 31, 2013, we generated revenues of $5.1 million, of which $5.0 million was a result of net premiums earned, and $0.1 million was generated from dividend and other income.
For the fiscal year ended December 31, 2013, we incurred total losses and expenses of $6.2 million for a net loss of $0.7 million. We had a federal income tax benefit of $0.4 million.
We experienced losses and loss adjustment expenses during the fiscal year ended December 31, 2013 of $2.9 million, net of a ceded loss recovery of $1.0 million. Approximately $2.3 million of this $2.9 million related to a single first quarter hail storm event. A significant portion of our total losses and expenses was the $2.0 million of general and administrative expenses related to management costs, including salaries, and outside professional serivce expenses, which were 39% of our total revenue.

Off Balance Sheet
We have no off balance sheet items or issues.

Contractual Obligations
Our only contractual obligation, through Maison Insurance, is a single office space lease in Baton Rouge, Louisiana. This non-cancelable lease is for a period of five years expiring in January 2018, with annual rent payments of approximately $65,000 which is payable in monthly installments.

Cash Flows

Inception through the fiscal year ended December 31, 2013
From our inception on October 2, 2012 through the period ended December 31, 2013, the net cash provided by operating activities was approximately $6.6 million, which consisted primarily of $11.6 million received from net written premiums less $5.0 million disbursed for losses and losses adjustment expenses and operating expenses. Net cash provided from investing activities of $1.5 million was primarily from the sale of $1.9 million from a preferred stock holding, which was originally contributed by our parent company, Kingsway America Inc., net of $0.3 million from the purchase of fixed maturity securities and $0.1 million from the purchase of a certificate of deposit. Net cash provided by financing activities totaled $6.9 million from the initial capitalization and subsequent additional paid in capital.

For the fiscal year ended December 31, 2012
From our inception on October 2, 2012 through the period ended December 31, 2012, the net cash used in operating activities was approximately $(0.1) million, which consisted primarily of $0.4 received from net written premiums less $0.5 disbursed for losses and losses adjustment expenses and operating expenses. Net cash used in investing activities of $(0.1) million was primarily from the purchase of a certificate of deposit. Net cash provided by financing activities totaled $5.7 million from the initial capitalization.

For the fiscal year ended December 31, 2013
For the fiscal year ended December 31, 2013, the net cash provided from operating activities as reported on our consolidated statements of cash flows was $6.7 million. The source of cash was primarily from the collection of written policyholder premiums of approximately $14.5 million reduced by the payment of ceded reinsurance premiums of $3.3 million, reduced by the payment of losses and loss adjustment expenses net of approximately $3.6 million, increased by the collection of $1.0 million of ceded reinsurance recovered losses, reduced by the payment of expenses, primarily policy acquisition costs of $1.8 million and the payment of U.S. federal income taxes of $0.1 million. The net cash provided by investing activities as reported on our consolidated statements of cash flows was $1.6 million, primarily from the proceeds from sales of preferred stock in excess of purchases of fixed maturities. The net cash provided from financing activities as reported on our consolidated statements of cash flows was $1.2 million of additional paid in capital provided by KFSI. Our net increase in cash and cash equivalents during 2013 was $9.5 million.

1347 Property Insurance Holdings, Inc.

Consolidated Financial Statements
For the Year Ended December 31, 2013
and the Period from October 2, 2012 through
December 31, 2012

1347 Property Insurance Holdings, Inc.

Consolidated Financial Statements
For the Year Ended December 31, 2013
and the Period from October 2, 2012 through December 31, 2012

1347 Property Insurance Holdings, Inc.
Contents

Report of Independent Registered Public Accounting Firm	3

Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2013 and 2012	5
Consolidated Statements of Operations and Comprehensive Loss for the Year Ended December 31, 2013 and the Period From October 2, 2012 Through December 31, 2012	7
Consolidated Statements of Changes in Shareholder's Equity for the Year Ended December 31, 2013 and the Period From October 2, 2012 Through December 31, 2012	8
Consolidated Statements of Cash Flows for the Year Ended December 31, 2013 and the Period From October 2, 2012 Through December 31, 2012	9
Notes to Consolidated Financial Statements	10

Report of Independent Registered Public Accounting Firm

Board of Directors
1347 Property Insurance Holdings, Inc.
Baton Rouge, Louisiana

We have audited the accompanying consolidated balance sheets of 1347 Property Insurance Holdings, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity, and cash flows for the year ended December 31, 2013 and the period from inception October 2, 2012 to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1347 Property Insurance Holdings, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from inception October 2, 2012 to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA LLP
February 25, 2014
Grand Rapids, Michigan

Consolidated Financial Statements

1347 Property Insurance Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

December 31,	2013	2012
Assets

Cash and invested assets
Cash	$15,007	$5,525
Short-term investments pledged, at cost	100	100
Fixed income securities, at fair value	301	—
Preferred stock, at fair value	—	1,875
Total cash and invested assets	15,408	7,500

Premiums receivable	3,805	2,091
Deferred policy acquisition costs	1,925	346
Ceded unearned premiums	1,126	63
Net deferred federal income taxes	571	159
Other assets	343	39

Total Assets	$23,178	$10,198

1347 Property Insurance Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

December 31,	2013	2012
Liabilities and Shareholder's Equity

Liabilities
Loss and loss adjustment expense reserves	$354	$9
Unearned premium reserves	11,004	2,131
Due to parent	2,668	407
Accrued expenses and other liabilities	753	49
Premiums collected in advance	213	—
Agent commissions payable	254	—
Ceded reinsurance premiums payable	50	75
Current federal income taxes payable	—	97
Total Liabilities	15,296	2,768

Shareholder's Equity
Common stock, $0.00 par value; authorized 1,000 shares; issued and outstanding 1,000 shares	—	—
Additional paid-in capital	8,750	7,550
Retained deficit	(868)	(120)
Total Shareholder's Equity	7,882	7,430
Total Liabilities and Shareholder's Equity	$23,178	$10,198

See accompanying notes to consolidated financial statements.

1347 Property Insurance Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

Year and period ended December 31,	2013	2012

Revenues
Premiums	$4,983	$346
Net investment income	47	13
Other income	61	—
Total revenues	5,091	359

Expenses
Net losses and loss adjustment expenses	2,928	9
Amortization of deferred policy acquisition costs	1,328	58
General and administrative expenses	1,979	474
Total expenses	6,235	541
Loss before income tax benefit	(1,144)	(182)
Income tax benefit	(396)	(62)
Net Loss	$(748)	$(120)
Comprehensive Loss and its Components Consist of the Following
Net loss	$(748)	$(120)
Comprehensive Loss	$(748)	$(120)

Loss per Share - Net Loss
Basic	$(748)	$(120)
Diluted	(748)	(120)

Weighted Average Shares Outstanding
Basic	1	1
Diluted	1	1

See accompanying notes to consolidated financial statements.

1347 Property Insurance Holdings, Inc.
Consolidated Statements of Changes in Shareholder’s Equity
(in thousands)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Retained Deficit	Total
Balance, October 2, 2012 (inception)	—	$—	$—	$—	$—
Issuance of common stock	1	—	5,000	—	5,000
Net loss	—	—	—	(120)	(120)
Capital contributions	—	—	2,550	—	2,550
Balance, December 31, 2012	1	—	7,550	(120)	7,430
Net loss	—	—	—	(748)	(748)
Capital contributions	—	—	1,200	—	1,200
Balance, December 31, 2013	1	$—	$8,750	$(868)	$7,882

See accompanying notes to consolidated financial statements.

1347 Property Insurance Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

Year and period ended December 31,	2013	2012
Cash Flows From (for) Operating Activities
Net loss	$(748)	$(120)
Adjustments to reconcile net loss to net cash
from (for) operating activities:
Premiums receivable	(1,714)	(2,091)
Additions to deferred policy acquisition costs	(2,907)	(404)
Amortization of deferred policy acquisition costs	1,328	58
Ceded unearned premiums	(1,063)	(63)
Net deferred federal income taxes	(412)	(159)
Loss and loss adjustment expense reserves	345	9
Unearned premium reserves	8,873	2,131
Due to parent	2,261	407
Accrued expenses and other liabilities	704	49
Premiums collected in advance	213	—
Agent commissions payable	254	—
Ceded reinsurance premiums payable	(25)	75
Current federal income taxes payable	(97)	97
Other assets	(304)	(39)
Net Cash From (for) Operating Activities	6,708	(50)
Cash Flows From (for) Investing Activities
Proceeds from sale of investments	1,875	—
Net sales (purchases) of short-term investments	—	(100)
Purchase of fixed income securities	(301)	—
Net Cash From (for) Investing Activities	1,574	(100)
Cash Flows From Financing Activity
Additional paid-in capital	1,200	5,675
Net Increase in Cash	9,482	5,525
Cash, beginning of period	5,525	—
Cash, end of period	$15,007	$5,525
Supplemental Disclosure of Cash Flow Information
Income taxes paid	$97	$—
Supplemental Disclosure of Non-Cash Information
Additional paid-in capital of investment in preferred stock	$—	$1,875

See accompanying notes to consolidated financial statements.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

1.    Description of the Company and Summary of Significant Accounting Policies

Description of the Company

1347 Property Insurance Holdings, Inc. (the Company) was incorporated on October 2, 2012 in the State of Delaware under the name Maison Insurance Holdings, Inc. to hold all of the capital stock of our two subsidiaries: Maison Insurance Company (MIC) and Maison Managers Inc. (MMI). Effective November 19, 2013, the Company changed its legal name from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc. The Company is a wholly owned subsidiary of Kingsway America Inc. (Parent). The Parent is ultimately a wholly owned subsidiary of Kingsway Financial Services Inc. (KFSI), a publicly owned holding company based in Toronto, Ontario, Canada.

The accompanying consolidated financial statements include the Company and its two subsidiaries, collectively referred to as the Company. As a holding company for these subsidiaries, we are subject to regulation by the Louisiana Department of Insurance (LDI). The subsidiaries of the Company are MIC, a Louisiana-domiciled property and casualty insurance company incorporated on October 3, 2012, and MMI, incorporated in the State of Delaware on October 2, 2012.

MIC is a Louisiana insurance company that provides personal property and casualty insurance solely to individuals in Louisiana. As an insurance company, MIC is subject to examination and comprehensive regulation by the LDI. MIC provides dwelling policies for wind and hail only, and dwelling, homeowner and mobile home/manufactured home policies for multi-peril property risks located in the State of Louisiana.

MMI serves as the Company’s management services subsidiary as a general agency providing underwriting, policy administration, claims administration, marketing, accounting and financial and other management services to MIC. It is this subsidiary that contracts with independent agents for policy sales and services. MMI has entered into a contract with an independent third-party policy administration company for services. As a managing general agency, MMI is licensed by and subject to the regulatory oversight of the LDI.

The Company distributes insurance policies through a network of more than 130 independent agents. These agents typically represent several insurance companies in order to provide various insurance product lines to their clients. The Company refers to these policies as voluntary policies.

Louisiana Citizens Property Insurance Company (Citizens) is a state-created insurer and as the State of Louisiana has not historically been in the business of serving as an insurer, an insurance “take-out” program was implemented to reduce the number of properties insured by Citizens. Under this take-out program, state-approved insurance companies, such as MIC, have the opportunity to assume insurance policies written by Citizens. It has been MIC’s practice to date to participate in such take-out programs and plans to continue doing so from time to time in the future. While Citizens writes full peril protection policies in addition to wind and hail only policies, the policies that the Company has obtained through the Citizens take-out program covers losses arising only from wind and hail. These policyholders were not able to obtain such coverage from the marketplace prior to our take-out other than through Citizens. As of December 31, 2013, the Company has approximately 6,000 take-out policies in-force from Citizens, of which approximately 3,500 were from the latest take-out which occurred on December 1, 2013, and approximately 2,500 remaining in-force as of December 31, 2013 were from the December 1, 2012 take-out. Additionally, the Company has in-force policies that it obtained from its independent agent force of approximately 5,500. From all sources of distribution, the in-force policy count at December 31, 2013, and December 31, 2012 was approximately 11,500 and 2,900, respectively.

The Company insures personal property located in 62 of the total 64 parishes in the State of Louisiana. These 11,500 policies are concentrated in certain parishes within Louisiana as follows: Jefferson Parish 25.1%, Saint Tammany Parish 10.9%, Orleans Parish 9.6% and Terrebonne Parish 6.9%. No other parish has over 5.0% of the policies, and these remaining 58 parishes aggregate 47.5%.

The consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). All significant intercompany transactions and accounts have been eliminated in consolidation.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

Significant Accounting Policies

Cash and Invested Assets

Cash includes cash in various bank accounts.

Investments in fixed income securities (bonds) and non-redeemable preferred stock are classified as available-for-sale and reported at fair value. Unrealized gains and losses are included as a separate component of accumulated other comprehensive income in stockholder’s equity, net of income tax. Short-term investments, which consist of securities with original maturities between 90 days and one year, are reported at cost, which approximates fair value.

Gains and losses from the sale of investments are calculated on a first-in, first-out basis. If a decline in fair value of an investment is deemed to be other-than-temporary, the carrying value in the investment is reduced to fair value through an adjustment to earnings. Dividends and interest income are included in net investment income. Investment income is recorded as it accrues.

Premiums Receivable

Premiums receivable include premium balances due and uncollected and installment premiums not yet due from agents and insureds. Premiums receivable are shown without any allowance for bad debt as of December 31, 2013 and 2012, respectively, as the Company, through its review and analysis is not aware of any events or conditions that would necessitate such a bad debt allowance.

Deferred Policy Acquisition Costs

The Company defers commissions, premium taxes and other underwriting and agency expenses that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable. Costs deferred on property and casualty insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future loss and loss adjustment expenses to be incurred as revenues are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs.

Reinsurance

Reinsurance premiums, loss and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and claims ceded to other companies have been reported as a reduction of premiums revenue and incurred loss and loss adjustment expenses. Reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies. Ceded unearned premiums represent the unexpired portion of premiums ceded to reinsurers.

Federal Income Taxes

Kingsway America II Inc., a subsidiary of KSFI, and its eligible U.S. subsidiaries, which include the Company, file a U.S. consolidated federal income tax return (KAI Tax Group). The method of allocating federal income taxes among the companies in the KAI Tax Group is subject to written agreement, approved by each company’s Board of Directors. The allocation is made primarily on a separate return basis, with current credit for any net operating losses or other items utilized in the consolidated federal income tax return.

The Company follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred income tax asset that management believes

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year.

Other Assets

Other assets include fixed assets, reported at depreciated costs, prepaid assets, capitalized expenses and accrued interest income. Prepaid assets are expenses paid in advance and security deposits. Depreciation of property and equipment has been provided by the straight-line method over the estimated useful lives of such assets. The useful lives range from seven to ten years for furniture, fixtures and equipment, three years for electronic data equipment hardware and software, and five years for leasehold improvements.

The Company periodically reviews all fixed assets that have finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Upon sale or retirement, the cost and related accumulated depreciation of the assets disposed of are removed from the accounts, and any resulting gain or loss is reflected in operations.

Loss and Loss Adjustment Expense Reserves

Loss and loss adjustment expense reserves represent estimates for the ultimate cost of unpaid reported and unreported claims incurred and related expenses. The Company performs a continuing review of its loss and loss adjustment expense reserves, including its reserving techniques and its reinsurance. The loss and loss adjustment expense reserves are also reviewed regularly by qualified actuaries. Since the loss and loss adjustment expense reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Company’s results of operations and financial position in such period.

Net Loss per Share

Basic and diluted net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Since there are no stock awards which can be exercised and converted into common shares during the periods, the diluted net loss per share is the same calculation as the basic.

Revenue Recognition

Premiums and Unearned Premium Reserves

Premiums are recognized as revenue pro rata over the policy period. Unearned premium reserves represent the unexpired portion of policy premiums.

Service charges on installment premiums are recognized as income upon receipt of related installment payments and are reflected in other income. Revenue from policy fees is deferred and recognized over the terms of the respective policy period, with revenue reflected in other income.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with third party reinsurers. Ceded reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as ceded unearned premiums.

Premiums collected in advance occur when the policyholder premium is paid in advance of the effective commencement period of the annual insurance policy.

Fair Values of Financial Instruments

The Company’s estimates of fair values for financial assets and liabilities are based on the framework established in the fair value accounting guidance. The fair value of the Company’s investments in fixed income securities and preferred stocks is estimated using a fair value hierarchy to categorize the inputs it uses in valuation techniques. The fair value of the Company’s cash and short-term investments approximates the carrying values, as these amounts are liquid.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the reserves for loss and loss adjustment expense, valuation of fixed income securities and preferred stocks, valuation of deferred income taxes, and deferred policy acquisition costs.

2.    Related Party Transactions

Related party transactions, including services provided to or received by the Company, are carried out in the normal course of operations and are measured in part by the amount of consideration paid or received as established and agreed by the parties. The Company believes that consideration paid for such services in each case approximates fair value. During 2013 and 2012, the Company was party to various service agreements with the Parent.

The Company has a payable balance of $2,668 and $407 at December 31, 2013 and 2012, respectively, with the Parent. This intercompany payable represents a payment made by Parent, on our behalf to various third-party vendors. At December 31, 2013, $68 was related to accounting services provided by the Parent to the Company.

The Parent contributed cash of $1,200 and $2,550 during the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012, respectively, as additional paid-in capital.

The Initial Public Offering

On December 6, 2013, our Parent announced that the Company plans to conduct an initial public offering of its common stock, (the Offering). The offering was expected to commence after the Securities Exchange Commission (SEC) review process completion which was initiated by the Company’s confidential filing of a draft registration statement with the SEC on December 6, 2013. In conjunction with this event, the Company intends to enter into the following agreements:

The Transition Services Agreement

The Transition Services Agreement (TSA), which will be effective upon the completion of the Offering, will provide for temporary access to necessary services and resources for which the Company is currently reliant on KFSI, including but not limited to resources and services related to accounting and reporting, accounts payable, cash management, taxes, compliance with the Sarbanes-Oxley Act of 2002, payroll processing and benefits administration, information technology systems and support, human resource function, and external audit. The TSA stipulates transition deadlines for all the services provided under it, by which time we are expected to establish our own independent functions for such services. The charges for the transition services generally will be intended to allow KFSI to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses. The charges of each of the transition services generally will be based on either a pre-determined flat fee or an allocation of the cost incurred by KFSI (or an affiliate or subsidiary thereof) for providing the service, including certain fees and expenses of third-party service providers.
The TSA also provides that neither party will be liable to the other of such service for any special, indirect, incidental or consequential damages, except to the extent such damages result from fraud, gross negligence or intentional misconduct.

The Management Services Agreement

On February 11, 2014, the Company entered into the Management Services Agreement (MSA) which provides for certain permanent services, unless terminated, that we will receive from 1347 Advisors LLC (1347 Advisors), a wholly owned subsidiary of the Parent, including forecasting, analysis of capital structure and reinsurance programs, consultation in future restructuring or capital raising transactions, and consultation in corporate development initiatives. For the services performed, 1347 Advisors will be paid a monthly fee equal to 1% of our gross written premiums, as defined in the form of MSA. After the seventh year of the term of the MSA, should the ownership of our shares by KFSI or an affiliate or subsidiary thereof fall below fifty percent (50%) of KFSI’s (or an affiliate or subsidiary thereof) ownership of our shares at the close of this Offering, the monthly fee shall be calculated by (a) dividing the existing shares owned by KFSI (or an affiliate or subsidiary thereof) by the number of original shares owned by

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

KFSI (or an affiliate or subsidiary thereof) at the close of this Offering, and (b) multiplying by 1% of our gross written premiums, as defined in the form of MSA. For illustrative purposes, if KFSI (or an affiliate or subsidiary thereof) owned ten shares at the close of the Offering, and in the eighth year, sold six shares, resulting in ownership of four shares, the fee would be four divided by ten multiplied by one percent, or 0.4% annualized.

The MSA will only terminate by mutual consent of both parties, except in case of certain exceptions as stated in the form of the agreement. With respect to termination for any reason of the MSA (other than due to gross negligence or willful misconduct of 1347 Advisors), we will be required to pay 1347 Advisors an amount equal to twenty times the consulting fee paid to 1347 Advisors in the most recent calendar year immediately preceding. The liabilities of 1347 Advisors under the MSA will generally be limited to the aggregate fees paid to 1347 Advisors pursuant to the agreement for the six months prior to the time the liability arose.

Restricted Granted Common Stock Option

In conjunction with the above-referenced initial offering, the Company is granting a stock option to its CEO and President to purchase shares of its common stock (the “Option Shares”) up to $264 in value at the Offering Price. Concurrently with the exercise of the stock option, the Company will grant additional shares of its common stock (the “Matched Shares”) as one-for-one match against the Option Shares. The Option Shares and Matched Shares will be restricted, and the Matched Shares will vest 100% upon the fifth anniversary of the Offering.

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1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

3.    Investments

The amortized cost, gross unrealized gains and losses and estimated fair value of investments in fixed income securities and preferred stocks as of December 31, 2013 and 2012 are summarized in the tables shown below:

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed income securities
Asset-backed securities	$100	$—	$—	$100
Corporate	201	—	—	201
Total Investments in Fixed Income Securities	$301	$—	$—	$301
December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Preferred stock	$1,875	$—	$—	$1,875
Total Investments in Preferred Stocks	$1,875	$—	$—	$1,875

The contractual maturity periods of the Company’s fixed income securities as December 31, 2013 were all due after one year through five years. These fixed income securities have been owned less than 12 months.

Fair values of fixed income securities are derived from active market prices and if no active market exists are derived from quoted market prices of similar instruments or other third-party evidence. Fair values of preferred stock for which no active market exists are derived from the quoted price of similar financial instruments or valuation models with observable market-based inputs are used to estimate the fair value.

A certificate of deposit with a fair value of $100 at December 31, 2013 and 2012 was on deposit with a Louisiana regulatory authority.

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in fair value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

•	identifying all unrealized loss positions that have existed for at least six months;

•	identifying other circumstances which management believes may impact the recoverability of the unrealized loss positions;

•
obtaining a valuation analysis from third-party investment managers regarding the intrinsic value of these investments based on their knowledge and experience together with market-based valuation techniques;

•	reviewing the trading range of certain investments over the preceding calendar period;

•	assessing if declines in market value are other-than-temporary for debt instruments based on the investment grade credit ratings from third-party rating agencies;

•	assessing if declines in market value are other-than-temporary for any debt instrument with a non-investment grade credit rating based on the continuity of its debt service record;

•	determining the necessary provision for declines in market value that are considered other-than-temporary based on the analyses performed; and

•	assessing the Company’s ability and intent to hold these investments at least until the investment impairment is recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

•	the opinions of professional investment managers could be incorrect;

•	the past trading patterns of individual investments may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

•	the debt service pattern of non-investment grade instruments may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

Given these risks and uncertainties, the Company will monitor the investment holdings to determine whether future declines are other-than-temporary. Accordingly, there is no assurance that future declines in fair value will not occur and other-than-temporary impairment charges to earnings may be required in the foreseeable future.

As a result of the above analysis performed by the Company to determine declines in market value that are other-than-temporary, there were no write-downs for other-than-temporary impairment through the disposal date related to fixed maturities for the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012, respectively.

The Company does not have any exposure to subprime mortgage-backed investments.

Net investment income for the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012, is comprised of the following:

	2013	2012

Income
Dividends on preferred stock	$47	$13
Total investment income	47	13
Less investment expenses	—	—
Net Investment Income	$47	$13

4.    Fair Value Measurements

Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act. Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted price of similar financial instruments or valuation models with observable market-based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist.

Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.

The Company classifies its investments in fixed income securities and preferred stocks as available-for-sale and reports these investments at fair value. Fair values of fixed income securities are derived from active market prices and if no active market exists are derived from quoted market prices of similar instruments or other third-party evidence.

The Company employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The extent of use of quoted market prices (Level 1), valuation models using observable market information (Level 2) and internal models without observable market information (Level 3) in the valuation of the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012 was as follows:

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

	Assets and Liabilities at Fair Value

December 31, 2013	Level 1	Level 2	Level 3	Total

Fixed income securities	$—	$301	$—	$301

	Assets and Liabilities at Fair Value

December 31, 2012	Level 1	Level 2	Level 3	Total

Preferred stock	$—	$1,875	$—	$1,875

5.    Reinsurance

The Company’s consolidated financial statements reflect the effects of ceded reinsurance transactions. Ceded reinsurance involves transferring certain insurance risks (along with the related written and earned premiums) the Company has underwritten to other insurance companies who agree to share these risks. The primary purpose of ceded reinsurance is to protect the Company, at a cost, from losses in excess of the amount it is prepared to accept. Reinsurance is placed on an excess-of-loss basis. Ceded reinsurance arrangements do not discharge the Company as the primary insurer.

The Company utilizes general catastrophe reinsurance treaties with unaffiliated reinsurers to manage its exposure to losses resulting from catastrophes. The Company also utilizes an excess-of-loss treaty with an unaffiliated company to protect against non-catastrophe losses up to a certain threshold. Non-catastrophe losses are defined as events without a name associated with them.

The Company monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Letters of credit are maintained for any unauthorized reinsurer to cover ceded unearned premium and ceded loss and loss adjustment expenses balances, if any.

Direct, ceded and net premiums written and earned, loss and loss adjustment expenses, and commissions as of and for the year ended December 31, 2013 and the period from October 2, 2012 through December 31, 2012 are summarized as follows:

	2013	2012

Direct premiums written	$16,024	$2,490
Ceded premiums written	3,232	75
Net premiums written	12,792	2,415
Direct premiums earned	7,151	358
Ceded premiums earned	2,168	12
Net premiums earned	4,983	346
Ceded loss and loss adjustment expense incurred	1,000	—
Ceded loss and loss adjustment expense reserves	—	—
Ceded unearned premiums	1,126	63
Ceding commissions	—	—

The maximum amount of return commission, which would have been due to reinsurers if they or the Company had canceled all of the Company’s reinsurance, with the return of the unearned premium, is $0 at both December 31, 2013 and 2012.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

6.    Deferred Policy Acquisition Costs

Policy acquisition costs consist primarily of commissions, premium taxes, and underwriting and agency expenses incurred related to successful efforts to acquire new or renewal insurance contracts. Acquisition costs deferred on property and casualty insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned.

The components of deferred policy acquisition costs and the related amortization expense for the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012, respectively, are comprised as follows:

	2013	2012

Balance at Beginning of Period, net	$346	$—
Additions	2,907	404
Amortization	(1,328)	(58)

Balance at End of Period, net	$1,925	$346

7.    Loss and Loss Adjustment Expenses

The establishment of the provision for loss and loss adjustment expense reserves is based on known facts and interpretation of circumstances and is, therefore, a complex and dynamic process influenced by a large variety of factors. These factors include the Company’s experience with similar cases and historical trends involving loss payment patterns, pending levels of loss and loss adjustment expenses, product mix or concentration, loss severity and loss frequency patterns.
Other factors include the continually evolving and changing regulatory and legal environment; actuarial studies; professional experience and expertise of the Company’s claims departments’ personnel and independent adjusters retained to handle individual claims; the quality of the data used for projection purposes; existing claims management practices including claims-handling and settlement practices; the effect of inflationary trends on future loss settlement costs; court decisions; economic conditions; and public attitudes.

Consequently, the process of determining the provision necessarily involves risks that the actual results will deviate, perhaps materially, from the best estimates made.

The Company’s evaluation of the adequacy of loss and loss adjustment expense reserves includes a re-estimation of the liability for unpaid loss and loss adjustment expenses relating to each preceding financial year compared to the liability that was previously established.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

Following is the activity for loss and loss adjustment expenses for the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012:

	2013	2012

Balance, January 1	$9	$—
Less reinsurance recoverable on loss and loss adjustment expense reserves	—	—

Net balance at January 1	9	—

Incurred related to
Current year	2,937	9
Prior years	(9)	—

Total incurred	2,928	9

Paid related to
Current year	2,583	—
Prior years	—	—

Total paid	2,583	—

Net balance at December 31	354	9

Plus reinsurance recoverable on loss and loss adjustment expense reserves	—	—

Balance, December 31	$354	$9

The results for the year ended December 31, 2013, and for the period from October 2, 2012 through December 31, 2012, were not adversely affected by the evaluation of property and casualty unpaid loss and loss adjustment expenses related to prior years. Original estimates are increased or decreased as additional information becomes known regarding individual claims.

8.    Income Taxes

Income tax benefit varies from the amount that would result by applying the applicable federal income tax rate of 34% to loss before income tax benefit. The following tables summarize the differences for the year ended December 31, 2013 and for the period from October 2, 2012 through December 31, 2012 as follows:

	2013	2012

Expected tax benefit	$(389)	$(62)
Dividends received deduction	(9)	—
Non-deductible expenses	2	—

Total	$(396)	$(62)

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

Income tax benefit consists of the following:

	2013	2012

Current tax expense	$16	$97
Deferred tax benefit	(412)	(159)

Total	$(396)	$(62)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented as follows:

December 31,	2013	2012

Deferred federal income tax assets:
Unearned premium reserves	$672	$141
Net operating loss carryforwards	400	132
Other	154	8

Total gross deferred federal income tax assets before valuation allowance	1,226	281

Valuation allowance	—	—

Total gross deferred federal income tax assets	1,226	281

Deferred federal income tax liabilities:
Deferred policy acquisition costs	(655)	(118)
Other	—	(4)

Total gross deferred federal income tax liabilities	(655)	(122)

Net Deferred Federal Income Tax Assets	$571	$159

The Company carries a $571 net deferred federal income tax asset at December 31, 2013, all of which the Company believes is more likely than not to be fully realized based upon management’s assessment of future federal taxable income.

Amounts, origination dates and expiration dates of the federal net operating loss carryforward are as follows:

Year of net operating loss	Expiration Date	Net Operating Loss

2012	2032	$139
2013	2033	1,036

As of December 31, 2013, the Company had no unrecognized tax benefits. The Company analyzed its tax positions in accordance with the provisions of ASC Topic 740, Income Taxes, and has determined that there are currently no uncertain tax positions. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax benefit. The KAI tax group’s consolidated federal income tax return is not currently under examination by the Internal Revenue Service for any open tax years.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

9.    Statutory Information

MIC prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the LDI. “Prescribed” statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). “Permitted” statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. MIC has no differences between accounting practices set forth in the NAIC Practices and Procedures Manual and prescribed practices in the state of Louisiana.

A risk-based capital (RBC) formula is used by the NAIC to identify property and casualty insurance companies that may not be adequately capitalized. Most states, including the domiciliary states of the Company’s insurance subsidiary, have adopted the NAIC RBC requirements. In general, property and casualty insurance company surplus as regards policyholders below 200% of the authorized control level, as defined by the NAIC, at December 31 is subject to varying levels of regulatory action, including discontinuation of operations. As of December 31, 2013, surplus as regards policyholders reported by MIC exceeded the 200% threshold. As of December 31, 2013, the surplus as regards policyholders was reported at $7,722, while the 200% of authorized control level risk based capital was at $2,818, excluding catastrophe risk, hence MIC exceeded the 200% threshold by $4,904.

Statutory capital and surplus and statutory net loss for MIC as of and for year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012 is as follows:

	2013	2012

Net loss, statutory basis	$(2,496)	$(172)
Capital and surplus, statutory basis	7,722	7,514

When MIC was issued its certificate of authority from the LDI, the consent order requires minimum capital and surplus of $5,000. Additionally, MIC is required to maintain a $100 certificate of deposit as a special restrictive deposit with the LDI.

Dividends paid by insurance companies are restricted by regulatory requirements of the insurance departments in the subsidiaries’ state of domicile. The maximum amount of dividends that can be paid to shareholders by insurance companies without prior approval of the domiciliary state insurance commissioner is generally limited to the lesser of (i) 10% of a company’s statutory capital and surplus at the end of the previous year or (ii) 100% of a company’s net income, excluding realized gains, for the previous year, plus a carry-forward of the previous second and third year net income, excluding realized gains, less dividends paid in the second and immediate preceding year.

As MIC has negative unassigned funds, it cannot pay any dividends to the Company in 2014 without prior notice to LDI.

10.    Commitments and Contingencies

The Company has a non-cancelable, five-year operating lease for office space that commenced January 2013 and expires January 2018. Office space lease expense for the year ended in 2013 was $62 and zero for 2012. Future minimum lease payments are $65 in 2014, $65 in 2015, $65 in 2016, $65 in 2017 and $3 in 2018.

The Company’s insurance subsidiary is liable for guaranty fund assessments related to Louisiana domiciled unaffiliated insurance companies that have become insolvent. Additionally, the Company’s insurance subsidiary is liable for regular assessments related to Louisiana Citizens Property Insurance Corporation. MIC includes a provision for all known assessments, as well as an estimate of amounts that it believes will be assessed in the future. At December 31, 2013 and 2012, MIC carried no liabilities for these assessments. No single assessment or aggregate of multiple assessments is expected to have a material impact on earnings or surplus of the Company.

In connection with its operations in the ordinary course of business, the Company may be named as defendants in various actions for damages and costs allegedly sustained by the plaintiffs. The Company is not aware of any such actions at this time.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

11.    Defined Contribution Plan

The Company participates in the Parent’s defined contribution 401(k) plan (the Plan) for all of its qualified employees. Qualifying employees can choose to voluntarily contribute up to 60% of their annual earnings subject to an overall limitation of $17.5 and $17 in 2013 and 2012, respectively. The Company matches an amount equal to 50% of each participant’s contribution, limited to contributions up to 5% of a participant’s earnings. The contributions to the Plan vest based on years of service with 20% earned each year and 100% vesting after five years of service. The Company incurred matching contribution expenses of $7 and $0 for the year ended December 31, 2013, and the period from October 2, 2012 through December 31, 2012, respectively.

12.    General and Administrative Expenses

The components of the Company’s general and administrative expenses for the year ended December 31, 2013 and for the period from October 2, 2012 through December 31, 2012 are as follows:

For the year and period ended	2013	2012

Salaries and benefits	$779	$139
Professional outside service expenses	764	291
Policy underwriting inspection fees	93	—
Postage	75	—
Management fees to parent	68	—
Other	200	44

Total General and Administrative Expenses	$1,979	$474

13.    Subsequent Events

Preferred Stock

When the Company changed its name on November 19, 2013, it amended its articles of incorporation to authorize one million shares of preferred stock, each with a par value of $25.00. On January 23, 2014, Fund Management Group LLC, an entity of which our Chairman of the Board, Gordon G Pratt, is Managing Member and controlling equity holder, invested $2 million in the Company in exchange for 80 Series A Convertible Preferred Shares (Preferred Shares) of the Company pursuant to the terms and conditions of the Series A Convertible Preferred Shares Purchase Agreement between Fund Management Group LLC and the Company. The Preferred Shares are non-voting and rank senior to all classes of capital stock of the Company. The Preferred Shares do not pay any dividends. When converted, the Preferred Shares will convert into (i) common shares of the Company, which is equal to $2 million of our common stock at 80% of the offering price per share of our common stock issued in the Company’s Initial Public Offering (the Offering), subject to certain adjustments, and (ii) one warrant per each common share issued as a result of the conversion. The conversion into shares of our common stock and warrants will be deemed to have occurred immediately prior to closing of the Offering. Each warrant will entitle the holder to purchase one share of our common stock at a price equal to 120% of the offering price per share of our common stock issued in this Offering, subject to certain adjustments under a warrant agreement (the “Warrant Agreement”) to be entered into upon issuance of such warrants between Fund Management Group LLC and the Company. The warrants will have an expiry date of five years from the date of issuance and will be immediately exercisable after issuance in accordance with the exercise procedure under the Warrant Agreement. The warrants will be redeemable by us at a price of $0.01 per warrant during any period in which the closing price of our common shares is at or above 175% of the price of shares of our common stock issued in this Offering for 20 consecutive trading days. The warrant holder will be entitled to a 30-day notice prior to the date of such redemption. If the Offering is not completed within one year from the date of issuance, we will redeem the Preferred Shares at a value equal to original investment plus a 12% premium. The common stock issuable to Fund Management Group LLC upon conversion of the Preferred Shares will have piggyback registration rights for future registrations of the Company’s common stock under the Securities Act (other than certain excluded registrations) and, upon the two-year anniversary of the Offering, Fund Management Group LLC will also have a one-time demand registration right for such common stock, subject to certain restrictions. The proceeds from this transaction were used to settle intercompany payables to the Parent.

1347 Property Insurance Holdings, Inc.
Notes to Consolidated Financial Statements
(in thousands)

Other

The Company has evaluated subsequent events through February 25, 2014, the date these consolidated financial statements were available to be issued.

14.    Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which may exceed federally insured limits. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250. At December 31, 2013, the Company had balances in excess of insured limits totaling $14,757. The Company has not experienced any losses in such accounts.

15.    Selected Quarterly Financial Data (Unaudited and Unreviewed)

2013 (in thousands, except per-share amounts)	Total	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Total Revenues	$5,091	$2,562	$1,060	$533	$936
Total Expenses	6,235	1,531	979	1,319	2,406

Income (loss) before income taxes	(1,144)	1,031	81	(786)	(1,470)
Income tax expense (benefit)	(396)	342	29	(263)	(504)

Net Income (Loss)	$(748)	$689	$52	$(523)	$(966)

Income (loss) per share
Basic	$(747.74)	$688.88	$53.02	$(523.42)	$(966.22)
Diluted	(747.74)	688.88	53.02	(523.42)	(966.22)

Cash flows from operating activities	6,708	2,147	2,947	83	1,531
Cash flows from (for) investing activities	1,574	(301)	1,875	—	0
Cash flows from financing activities	1,200	—	—	1,200	0

Net Increase in Cash	$9,482	$1,846	$4,822	$1,283	$1,531